                                                           EXHIBIT 99.(b)1





                                  November 24, 1997


Mr. Ira D. Kleinman                     Mr. William J. McMahon
Chairman of the Board                   President and Chief Executive Officer
Lund International Holdings, Inc.       Lund International Holdings, Inc.
767 Third Avenue                        911 Lund Boulevard
New York, NY 10017                      Anoka, Minnesota 55303


Dear Ira and Bill,

You have advised Heller Financial, Inc. ("HELLER") that Lund International Holdings, Inc. ("LUND") will form a single purpose wholly-owned acquisition subsidiary ("ACQUISITION CO.") which will seek to acquire (the "ACQUISITION") a corporation previously identified by you to Heller in writing ("TARGET"). The Acquisition will be accomplished through a tender offer (the "TENDER OFFER") to be made by Acquisition Co. for shares of common stock (the "SHARES") of Target, followed by a merger (the "MERGER") of Target and Acquisition Co. (the surviving corporation of such merger, the "NEW COMPANY", which will be a wholly-owned subsidiary of Lund following the Merger). Pursuant to the Tender Offer, Acquisition Co. will offer to purchase not less than a majority of the shares of Target for cash, in amounts consistent with the cost of the Acquisition previously disclosed in writing to Heller. Following the merger, Lund and its wholly owned subsidiaries, Lund Industries, Inc., Lund Acquisition Corp. and Lund International FSC, Inc. (the "LUND SUBSIDIARIES"), together with New Company will be borrowers under a credit facility to be provided by Heller.

Heller is pleased to advise you of its commitment to provide up to the full amount of a $42,000,000 credit facility (the "TENDER LOAN FACILITY") and an $87,000,000 credit facility (the "TAKE-OUT FACILITY", and together with the Tender Loan Facility, the "CREDIT FACILITIES"), on the terms and conditions summarized in this letter and in the Summary of Terms and Conditions attached to this letter as Exhibit A and Exhibit B, respectively (collectively, the "TERM SHEETS"). The Tender Loan Facility will be used to finance the purchase price of the Shares in the Tender Offer, and the Take-Out Facility will be used (i) to finance the Merger and to pay fees and expenses of the Acquisition, (ii) to refinance the Tender Loan Facility, (iii) to refinance certain existing indebtedness of Target, (iv) to refinance certain existing indebtedness of Lund Subsidiaries, (v) for general corporate purposes and (vi) to provide liquidity for future acquisitions.

Mr. Ira D. Kleinman
Mr. William J. McMahon
Lund International Holdings, Inc.
November 24, 1997
Page 2


It is understood that the Tender Loan Facility will be used by Acquisition Co. to finance the purchase of Shares of Target. Notwithstanding the funding of the Tender Loan Facility and the purchase of the Shares pursuant to the Tender Offer, there is no obligation for Heller to fund the Take-Out Facility pursuant to this commitment unless all conditions thereto in this letter and the related Exhibit B attached have been met to Heller's satisfaction.

Although Heller is committing to provide all of the Credit Facilities on a fully underwritten basis, Heller expects that a portion of the Credit Facilities will be made available by other financial institutions (such lenders including Heller, the "Lenders"). It is agreed that Heller will act as the sole administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Credit Facilities. Heller will be responsible for preparing and negotiating definitive documentation for the Credit Facilities and Heller will manage the syndication effort of forming the syndicate of lenders that will make the Credit Facilities available. No additional agents, co-agents or arrangers will be appointed unless Lund and Heller so agree.

You agree to assist Heller in forming any such syndicate and to provide Heller and the other Lenders, promptly upon request, with all information reasonably deemed necessary by them (consistent with past practice) to complete successfully the syndication, including, but not limited to, (i) an information package for delivery to potential syndicate members and participants and (ii) all information and projections prepared by you or your advisers relating to the transactions described herein. From the date hereof, you agree to refrain from any financings other than the Credit Facilities with respect to the Acquisition until the Tender Offer and syndication process of both Credit Facilities are complete unless otherwise agreed to by Heller. You further agree to make appropriate officers and representatives of Lund and its subsidiaries available to participate in information meetings for potential syndicate members and participants at such times and places as Heller may reasonably request.

You represent and warrant and covenant that (i) all information which has been or is hereafter made available to Heller by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects with respect to the matters such information purports to cover and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been or will be made and (ii) all financial projections that have been or are hereafter prepared by you and made available to Heller or any other participants in the Credit Facilities have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the information

Mr. Ira D. Kleinman
Mr. William J. McMahon
Lund International Holdings, Inc.
November 24, 1997
Page 3


and projections referred to in clauses (i) and (ii) above from time to time until completion of the syndication so that the representations and warranties in the preceding sentence remain correct. In arranging and syndicating the Credit Facility, Heller may use and rely on such information and projections without independent verification thereof.

In connection with the syndication of the Credit facilities, Heller may, in its discretion, allocate to other Lenders portions of any fees payable to Heller in connection with the Credit Facilities. You agree that no Lender will receive any compensation of any kind for its participation in the Credit Facilities, except as expressly provided in the Fee Letter referred to below.

Please note, however, that the terms and conditions of this commitment and undertaking are not limited to those set forth in this letter. Those matters that are not covered or made clear herein or in the Summary of Terms and Conditions attached hereto as Exhibit A and Exhibit B or in the Fee Letter are subject to mutual agreement of the parties. In addition, this commitment and undertaking is subject to: (a) receipt by Heller of that portion of the fees to have been paid to it on the date hereof in accordance with the terms of the Fee Letter; (b) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined herein and in the Term Sheets; (c) with respect to the Tender Loan Facility, the absence of (i) a material adverse change in the business, condition (financial or otherwise), operations or performance of either Lund or Target and their respective subsidiaries, taken as a whole, since September 30, 1997, or (ii) an occurrence (and the adverse effect of such occurrence continuing for more than three (3) business days) of (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the NASDAQ National Stock Market (excluding any trading halt triggered solely as a result of a specified decrease in a market index), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks or other financial institutions in the United States or any limitation by United States federal or state authorities on the extension of credit by banks or other financial institutions, or (3) a commencement of a war, a material commitment of the armed forces of the United States or other international or national calamity directly involving the armed forces of the United States if, as a result of such war, commitment of armed forces or calamity, banks or other financial institutions generally stop lending funds for transactions of the type contemplated by the Acquisition; (d) with respect to the Take-Out Facility, the absence of (i) a material adverse change in the business, condition (financial or otherwise), operations, performance or prospects of either Lund or Target and their respective subsidiaries, taken as a whole, since September 30, 1997, or (ii) any material adverse change in the loan syndication or financial or capital market conditions generally from those currently in effect; (e) the accuracy and completeness of all representations that you make to us and

Mr. Ira D. Kleinman
Mr. William J. McMahon
Lund International Holdings, Inc.
November 24, 1997
Page 4


all information that you furnish to us in connection with this commitment and undertaking and your compliance with the terms of this letter; (f) with respect to the Take-Out Facility, no development or change occurring after the date hereof, and no information becoming known after the date hereof, that (i) results in or could reasonably be expected to result in a material change in, or material deviation from, the information previously delivered by you or could reasonably be expected to be materially adverse to you or any of your subsidiaries or to the Administrative Agent or the Lenders, or to the legal, tax, accounting or financial aspects of the Acquisition, or (ii) has had or could reasonably be expected to have a Material Adverse Effect (as defined under the section "Conditions Precedent to Initial Extension of Credit" in the Summary of Terms and Conditions set forth in Exhibit B hereto); and (g) the negotiation and delivery of definitive documentation on or before December 31, 1997. This commitment is also subject to a favorable and final recommendation by the Board of Directors of Target to Target shareholders with respect to the Tender Offer. If such favorable and final recommendation is not forthcoming or is withdrawn Heller's obligations hereunder are terminated.

The costs and expenses of Heller (including, without limitation, the reasonable fees and expenses of its counsel and its syndication and other out-of-pocket expenses) in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless Heller and each director, officer, employee and affiliate or control person thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve Heller or any such indemnified person as a result of or arising out of or in any way related to or resulting from the Acquisition, or this letter or any eventual extension of credit, and, upon demand, to pay and reimburse Heller and each indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not Heller or any such person is a party to any action or proceeding out of which any such expenses arise); PROVIDED, HOWEVER, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted solely from the gross negligence or willful misconduct of such indemnified person. This letter is issued for your benefit only and no other person or entity may rely hereon. Neither Heller nor any of its affiliates shall be responsible or liable to you or any other person for any damages which may be alleged as a result of this letter.

The provisions of this letter are supplemented as set forth in a separate fee letter dated the date hereof from us to you (the "FEE LETTER") and are subject to the terms of such Fee Letter. By executing this

Mr. Ira D. Kleinman
Mr. William J. McMahon
Lund International Holdings, Inc.
November 24, 1997
Page 5


letter, you acknowledge that this letter, Exhibit A hereto, Exhibit B hereto and the Fee Letter are the only agreements between you and Heller with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. Neither this letter nor Exhibit A hereto nor Exhibit B hereto nor the Fee Letter may be changed except pursuant to a writing signed by each of the parties hereto.

Your obligations under this letter and the Fee Letter with respect to fees, indemnification, costs and expenses, and confidentiality shall survive the expiration or termination of this letter.

This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable by you without the prior written consent of Heller. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

                               [SIGNATURE PAGE FOLLOWS]

Mr. Ira D. Kleinman
Mr. William J. McMahon
Lund International Holdings, Inc.
November 24, 1997
Page 6



If you are in agreement with the foregoing, please sign and return to Heller the enclosed copies of this letter and the Fee Letter no later than 5:00 P.M., New York time, on November 26, 1997. This offer shall terminate at such time unless prior thereto we shall have received duly signed and completed copies of such letters.

We look forward to working with you on this transaction.

                              Very truly yours,

                              HELLER FINANCIAL, INC.


                              By:
                                   -------------------------------
                                   Name:
                                   Title:



Accepted and agreed to as of
the date first above written:

LUND INTERNATIONAL HOLDINGS, INC.       ZEPHYROS ACQUISITION CORPORATION,
                                          as Acquisition Co.


By:                                     By:
     ----------------------------            -------------------------------
     Name: Ira D. Kleinman                   Name:
     Title: Chairman of the Board            Title:


By:
     ----------------------------
     Name: William J. McMahon
     Title: President and Chief Executive Officer



Mr. Ira D. Kleinman
Mr. William J. McMahon
Lund International Holdings, Inc.
November 24, 1997
Page 7

                                      EXHIBIT A
                                 TENDER LOAN FACILITY


                                   ACQUISITION CO.
                      $42,000,000 SENIOR SECURED CREDIT FACILITY
                           SUMMARY OF TERMS AND CONDITIONS
                                  NOVEMBER 24, 1997



TRANSACTION:       Lund will form a single-purpose wholly-owned subsidiary,
                   Acquisition Co. (the "Borrower"), to effect the transactions referenced in the Commitment Letter of which these Terms and Conditions are a part.

BORROWER:          Acquisition Co., known as "Company" or "Borrower", in a
                   legal and loan structure acceptable to Heller Financial, Inc. (individually, "Heller")

AGENT: Heller will act as sole administrative agent (the "Administrative Agent") for the Lenders.

LENDERS: Heller and financial institutions acceptable to Administrative Agent and Borrower.

USE OF PROCEEDS:   To acquire the capital stock of Target pursuant to the
                   Tender Offer.

CREDIT FACILITY:   A $42,000,000 Tender Loan Facility which will be available for up to three draws. Any amounts borrowed and then repaid, may not be reborrowed.

                   The Tender Loan Facility is provided on a short term basis to acquire the shares of Target and then outstandings will be refinanced with proceeds provided in the credit structure as outlined in the Take-Out Facility Summary of Terms and Conditions (see Exhibit B to the Commitment Letter).

CLOSING:           On or before December 31, 1997.

MATURITY:          Upon the earlier to occur of Merger or June 30, 1998.

INTEREST
RATES/PRICING:     Initially, the Borrower will be required to pay interest on the outstanding daily balance of the Credit Facility at the Borrower's option of either: (i) a floating rate per annum equal to 1.50% in excess of the Base Rate (hereafter defined); or (ii) a floating rate per annum equal to 2.75% in excess of the LIBOR Rate (hereafter defined). The loan made on the date of the Closing will be a Base Rate loan and will remain so for five business days. The difference between the Base Rate and LIBOR Rate and the rate of interest paid on borrowings under the Credit Facility will be the "Borrowing Margins". After expiration of the five business day period immediately following Closing, the Borrower will be required to provide Administrative Agent with three business days' prior notice for subsequent LIBOR
                   Rate borrowings. Any LIBOR Rate borrowings requested by the Borrower will be limited to one (1) month maximum maturity.
                   The Borrower will not be able to select LIBOR Rate as the basis for borrowings if less than 30 days are remaining from the expiration of a LIBOR Rate period and Maturity.

                   In the event that the Credit Facility is not repaid at Maturity, the Borrower will be in default. The rate of interest for a default consisting of a failure to pay all amounts due on the Tender Loan Facility at maturity will change over time, with the borrowing rate and compensation owed Lenders for the delinquent outstanding increasing over time. The Borrowing Margins will increase by 2.0% over the above stated Borrowing Margins beginning with the first day after Maturity and thereafter until the 90th day after such Maturity and for each 90 day period thereafter that principal remains outstanding and unpaid beyond Maturity, the rate of interest will increase by an additional 1.0% beginning the first day of such 90 day period. The rate of interest will continue to increase to a maximum rate of 18% per annum. Beginning effective upon the first day of the quarter in which the rate of interest to be charged would be greater than or equal to 18% but for the cap of 18% (the "Cap Period"), Heller will become vested in options (at an option cost of $0.01/share) equal to 2% of the fully diluted shares/equity of Lund. For each 90 day period beyond the Cap Period for which any principal remains outstanding under the Credit Facility, Heller will vest in options equal to an additional 2% of the fully diluted shares/equity of Lund. Upon acceptance of the Commitment Letter, Lund's Board of Directors will be required to take all corporate action to accommodate the pricing mechanism as outlined above.

                   For the purpose of this letter, "Base Rate" means a variable rate of interest per annum calculated daily on the basis of a 360 day year equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15(519) entitled "Selected Interest Rates" as the Bank prime loan rate. Base Rate also includes rates published in any successor publications of the Federal Reserve System reporting the Bank prime loan rate or its equivalent. The statistical release generally sets forth a Bank prime loan rate for each business day. The applicable Bank prime loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank prime loan rate or equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate," "reference rate," "base rate," or other similar rate as determined by Heller announced from time to time by any of Citibank N.A., Bankers Trust Company or The Chase Manhattan Bank (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).


                   For purposes of this letter, "LIBOR Rate" means, for each Interest Period (LIBOR Rate borrowings shall be for a one month period (each being an "Interest Period")), the rate of interest determined by the Administrative Agent at which deposits in U.S. dollars (in amounts substantially equal to the LIBOR Rate borrowing to be made by Borrower) for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on the day which is two (2) business days prior to the first day of such Interest Period, or if Reuters ceases to provide LIBOR quotations, the rate at which deposits in U.S. dollars are offered by any of Citibank N.A., Bankers Trust Company or The Chase Manhattan Bank to prime banks in the London interbank market at approximately 11:00 a.m. (London Time) two business days prior to the commencement of a new "Interest Period" (as such term would be defined in the loan documentation), in each case, adjusted for reserve requirements.

                   Interest on the Credit Facility with reference to the Base Rate will be billed on the first business day of each month, in arrears. In the event that the Borrower elects to have interest computed on the Tender Loan Facility with reference to the LIBOR Rate, interest will be calculated daily on the basis of a 360-day year for the actual number of days elapsed and billed on the last day of the respective Interest Period. In the event that the Borrower repays any amount bearing interest with reference to the LIBOR Rate on a day other than the last day of the Interest Period applicable to such amount or fail to borrow any such amount on the date scheduled for such borrowing, the Borrower will reimburse Lenders for any loss attributable to such repayment or failure to borrow.

OPTIONAL
PREPAYMENT:        The Tender Loan Facility may be prepaid in whole or in part at any time without premium or penalty.

UNUSED
FACILITY FEE:      0.50% per annum of the average daily balance of the unused portion of the Credit Facility, payable monthly in arrears.

COMMITMENT FEE:    As set forth in the Fee Letter.

ANNUAL
ADMINISTRATIVE FEE:As set forth in the Fee Letter.

GUARANTOR:         Lund International Holdings, Inc. ("Lund") shall
                   unconditionally and irrevocably guarantee all obligations of Borrower including principal, interest, fees and expenses.
                   As security of the guarantee, Lund will grant a first and perfected security interest in all of the capital stock of Lund Subsidiaries (as defined in the Commitment Letter), with the possible exception of Lund International FSC, Inc.

SECURITY:          First and perfected security interest in (100%) of the
                   capital stock of Target owned by Borrower. Lund and Borrower shall agree that it and its subsidiaries shall not incur any liens (other than in favor of Administrative Agent and Lenders, the existing IDRB lien and other permitted liens to be set forth in the loan documentation) on their respective assets until the Credit Facility is paid in full.

CAPITALIZATION:    On date of first funding, Borrower will have common equity, on terms acceptable to Heller, of no less than $35,000,000 and no outstanding indebtedness, except pursuant to the Credit Facility. In no event shall Heller provide more than 50% of the cost of acquired shares of Target insofar as Borrower has purchased less than 90% of Shares of Target.

CONDITIONS
PRECEDENT TO

INITIAL EXTENSION
OF CREDIT:         Those customarily found in credit agreements for similar
                   secured financings and others appropriate in the judgment of Heller, including, without limitation, the following:

                   (a) The final terms and conditions of the Agreement and Plan of Merger among Lund International Holdings, Inc., Zephyros Acquisition Corporation and Deflecta-Shield Corporation dated as of November 25, 1997 (including any appendices, annexes and exhibits thereto, the "Merger Agreement") (i) shall be as described herein and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment information (as hereinafter defined) and (ii) shall be otherwise satisfactory to Heller; and all documentation relating to the Credit Facility shall be in form and substance satisfactory to Heller. The Acquisition shall have been consummated in accordance with the Merger Agreement, without any waiver or amendment of any term or condition therein not consented to by Lenders and in compliance with all applicable laws and all necessary approvals; and Lenders shall be satisfied that any applicable state takeover law and any applicable supermajority charter provisions are not applicable to the Acquisition or that any conditions to avoiding such restrictions have been satisfied.

                   (b) All documentation relating to the Credit Facility, including a credit agreement incorporating substantially the terms and conditions outlined herein, shall be in form and substance satisfactory to Heller.

                   (c) Heller shall be satisfied with the corporate and legal structure and capitalization of the Borrower and the Guarantor, including, without limitation, the charter and bylaws of the Borrower and Guarantor and each agreement or instrument relating thereto.

                   (d) Lenders shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the capital stock described in the "Guarantor" and "Security" paragraphs above; all filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.


                   (e) There shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, or properties of either (i) Lund and its subsidiaries, taken as a whole, since September 30, 1997 or (ii) Target and its subsidiaries, taken as a whole, since September 30, 1997.

                   (f) Any of the conditions to Borrower's obligations to purchase shares pursuant to the Tender Offer or the Merger Agreement shall have been satisfied in all material respects; provided, however, that any waiver of any condition by any party to the Merger Agreement will not constitute a waiver by Heller for purposes of this condition.

                   (g) All of the information provided by or on behalf of Lund or any of its subsidiaries or by or on behalf of the Target or any of its subsidiaries to the Administrative Agent and Lenders prior to their commitment (the "Pre-Commitment Information") shall be true and correct in all material respects.

                   (h) Lund shall have purchased all of the issued and outstanding common stock of Borrower for an aggregate purchase price of not less than $35,000,000.

                   (i) All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve's Margin Regulations, including, without limitation, Regulations G, U and X.

                   (j) Lenders shall have received all additional financial, business and other information regarding the Borrower, the Target, Lund and their respective subsidiaries and properties as Heller shall have reasonably requested.

                   (k) Lenders shall have received (i) satisfactory opinions of counsel for the Borrower and the Guarantor, of counsel for the Administrative Agent and of local and special counsel for Heller as to the transactions contemplated hereby and (ii) such corporate resolutions, certificates and other documents as Heller shall have reasonably requested.

                   (l) There shall exist no default under any of the loan documentation, and the representations and warranties of the Borrower, the Guarantor and each of their respective subsidiaries therein shall be true and correct immediately prior to, and after giving effect to, the initial extension of credit under the loan documentation.

                   (m) All accrued fees and expenses of the Administrative Agent and the Lenders (including the fees and expenses of counsel for the Administrative Agent and local counsel for the Administrative Agent) shall have been paid.


                   (n) Lund, Borrower and each of their respective subsidiaries shall have given the Administrative Agent and Lenders such access to their books and records as the Administrative Agent or Lenders may have requested in order to carry out its investigations, appraisals and analyses.

CONDITIONS
PRECEDENT TO
SUBSEQUENT
EXTENSIONS
OF CREDIT:         There shall exist no default under any of the loan
                   documentation, and the representations and warranties of the Borrower, each of the Guarantor and each of their respective subsidiaries therein shall be true and correct immediately prior to, and after giving effect to such extension of credit.

REPRESENTATION AND
WARRANTIES:        Those customarily found in credit agreements for similar
                   secured financings and others appropriate in the judgment of Heller.


COVENANTS:         Those affirmative, negative and financial covenants
                   customarily found in credit agreements for similar secured financings (applicable to Lund and the Borrower and each of their respective subsidiaries) and others appropriate in the judgment of Heller, including, without limitation, the following:

                   (a) Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) preparation of environmental reports; (vi) visitation and inspection rights; (vii) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of leases, related documents and other material agreements; (ix) conducting transactions with affiliates on terms equivalent to those obtainable on an arm's-length basis; (x) further assurances as to perfection and priority of security interests; (xi) grant of security on additional property and assets upon the occurrence of an Event of Default; (xii) Lund and Borrower use their best efforts to merge Target into Borrower as soon as practicable; and
                   (xiii) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and monthly and quarterly unaudited financial statements, in each case prepared on a consolidated and a consolidating basis, notices of defaults, compliance certificates, annual business plans and forecasts, reports to shareholders and other creditors and other business and financial information as any Lender shall reasonably request).

                   (b) Negative Covenants - Restrictions on (i) liens (other than liens securing the Credit Facilities); (ii) debt, guaranties or other contingent obligations; (iii) lease obligations in excess of an amount to be agreed between the Borrower and Lenders; (iv) mergers and consolidations; (v) sales, transfers and other dispositions of assets (other than sales of inventory in the ordinary course of business);
                   (vi) loans, acquisitions, joint ventures and other investments; (vii) dividends and other distributions to stockholders; (viii) issuing or repurchasing shares of capital stock, (ix) prepaying, redeeming or repurchasing debt; (x) capital expenditures; (xi) granting negative pledges other than to Administrative Agent and the Lenders;
                   (xii) changing the nature of its business; (xiii) amending organizational documents, or amending or otherwise modifying any debt, any related document or any other material agreement; and (xiv) changing accounting policies or reporting practices; in each of the foregoing cases, with such exceptions as may be agreed upon in the loan documentation.

FINANCIAL
COVENANTS:         Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.0.

EVENTS OF DEFAULT: Those customarily found in credit agreements for similar secured financings and others appropriate in the judgment of Heller, including, without limitation, (a) failure to pay principal when due, or to pay interest, fees and other amounts within five (5) business days after the same becomes due, under the loan documentation; (b) any representation or warranty proving to have been materially incorrect when made or confirmed; (c) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (d) cross-defaults to other indebtedness in an amount to be agreed in the loan documentation; (e) bankruptcy and insolvency defaults (with grace period for involuntary proceedings)


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

                   (f) monetary judgment defaults in an amount to be agreed in the loan documentation and nonmonetary judgment defaults that could reasonably be expected to have a Material Adverse Effect; (g) impairment of loan documentation or security; and (h) change of ownership or operating control.

EXPENSES:          Lund shall pay all of Administrative Agent's due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant search, filing and recording fees and all other out-of-pocket expenses incurred by Administrative Agent (including the fees and expenses of counsel for Administrative Agent), whether or not any of the transactions contemplated hereby are consummated, as well as all expenses of Administrative Agent in connection with the administration of the loan documentation. The Borrower shall also pay the expenses of the Administrative Agent and the Lenders in connection with the enforcement of any of the loan documentation.

INDEMNITY:         Lund and Borrower jointly and severally will indemnify and hold harmless the Administrative Agent, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified
                   Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (a) the Acquisition or any related transaction of Lund, Borrower or any of their respective subsidiaries or their other affiliates and any of the other transactions contemplated in the loan documentation, (b) any acquisition or proposed acquisition or similar business combination or proposed business combination by Lund, Borrower or any of their respective subsidiaries or affiliates of all or any portion of the shares of capital stock or substantially all of the property and assets of any other person, (c) the Credit
                   Facility and any use made or proposed to be made with the proceeds thereof or (d) the actual or alleged presence of hazardous materials on any property of Lund, Borrower or any of their respective subsidiaries or any environmental action or proceeding relating in any way to Lund, the Borrower or any of their respective subsidiaries or any of their respective properties, in each case, whether or not such investigation, litigation or proceeding is brought by Lund, the Borrower, their respective


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

                   shareholders or creditors or an Indemnified Party or an Indemnified Party is otherwise a party thereto and whether or not the Acquisition is consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Lund and the Borrower will further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Lund, the Borrower or any of their respective subsidiaries or to their respective security holders or creditors arising out of, related to or in connection with the Acquisition or any of the transactions contemplated in the Credit Facilities, except for direct, as opposed to consequential, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

REQUIRED CONSENT
LENDERS: Greater than 66 2/3%; provided that unanimous consent shall be required for matters customarily requiring such consent.

ASSIGNMENTS AND
PARTICIPANTS:      Assignment may be non-pro rata and must be to Eligible
                   Assignees and, in each case other than an assignment to any of the Lenders or an assignment of the entirety of a Lender's interest in the Credit Facility, in a minimum amount of $5,000,000. Each of the Lenders will also have the right, without consent of the Borrower or the Administrative Agent, to assign (i) as security all or part of its rights under the loan documentation to any Federal
                   Reserve Bank and (ii) all or part of its rights or obligations under the loan documentation to any of its affiliates. No participation shall include voting rights, other than for reductions or postponements of amounts payable or releases of all or substantially all of the collateral. A processing and recordation fee of $3,000 shall be payable to the Administrative Agent for each assignment.

TAXES: All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lenders' applicable lending office). The Lenders will use reasonable efforts (consistent with their respective internal policies and legal and regulatory restrictions and so long as such efforts would not otherwise be disadvantageous to such Lenders) to minimize to the extent possible any applicable taxes, and the Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders or the Administrative Agent.

MISCELLANEOUS:     Standard yield protection (including compliance with
                   risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), Eurodollar illegality and similar provisions, defaulting lender provisions, waiver of jury trial and submission to jurisdiction.

GOVERNING LAW:     New York.

COUNSEL FOR THE
ADMINISTRATIVE
AGENT:             Winston & Strawn.

This term sheet has been issued in reliance upon the accuracy of all information furnished to Heller by or on behalf of Lund and Target.




















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